Exhibit 99.1
Intersect ENT Reports Second Quarter 2021 Financial Results
MENLO PARK, Calif. — August 6, 2021 — Intersect ENT, Inc. (Nasdaq: XENT), a global ear, nose and throat (“ENT”) medical technology leader dedicated to transforming patient care, today reported financial results for the second quarter ended June 30, 2021.
Second Quarter 2021 Overview
•Entered into a definitive agreement with Medtronic, in which Medtronic will acquire all outstanding shares of Intersect ENT.
•Revenue of $27.3 million in the second quarter of 2021, up 180%, compared to $9.8 million in the second quarter of 2020.
•Record quarterly SINUVA revenue of $2.7 million.
•Global Navigation and Balloon portfolio generated quarterly revenue of $1.6 million.
•Cash, cash equivalents, restricted cash, and short-term investments were $76.2 million as of June 30, 2021.
Total revenue was $27.3 million for the second quarter of 2021, up 180%, compared to $9.8 million for the same period of 2020, and above second quarter 2019 revenue of $26.7 million. This year-on-year increase was attributable to increased PROPEL® revenue resulting from a significant recovery in demand from the COVID-19 pandemic on elective surgical procedures. In addition, the Company generated record SINUVA® revenue from improved access and coverage and a shift in sinus procedures towards ambulatory surgery centers and the office setting of care. Revenue for the PROPEL family of products for the quarter was $23.1 million. Second quarter revenue for SINUVA was $2.7 million, up significantly from the same period a year ago. The Company also realized $1.6 million of revenue from its Global Navigation and Balloon product portfolio.
“Second quarter revenue growth reflected our expanded commercial activities and the gradual resumption of elective sinus procedures,” said Thomas A. West, President and CEO of Intersect ENT. “During the quarter, our PROPEL franchise experienced healthy sequential growth, SINUVA scored another record quarter, and our Global Navigation and Balloon portfolio provided encouraging contributions to our top-line. We believe our comprehensive portfolio of products will continue to bring innovative treatment solutions to patients worldwide.”
Gross profit for the second quarter of 2021 was $19.0 million and gross margin was 69.5%, compared to gross profit of $2.4 million and gross margin of 24.8% for the same period of 2020. Adjusted gross profit and adjusted gross margin for the second quarter of 2021 was $19.5 million and 71.3%, respectively, excluding the impact of intangible asset amortization. There were no adjustments in the same period of 2020.
Operating expenses for the second quarter of 2021 were $35.1 million, compared to $23.5 million in the same period of 2020. R&D expenses increased to $6.4 million from $4.0 million for the same period of 2020 reflecting increased clinical activities and expenses associated with the Company’s newly acquired Fiagon portfolio, and other related expenses. SG&A expenses increased to $28.7 million from $19.5 million for the same period of 2020 due to recovery of sales and marketing and back-office activities from early pandemic levels, as well as IT transformation investments and the consolidation of Fiagon.

Net loss for the second quarter of 2021 was $16.6 million, or $0.50 per share, and adjusted net loss was $16.4 million, or $0.49 per share, compared to a net loss of $23.1 million, or $0.71 per share, and adjusted net loss of $21.1 million, or $0.65 per share, in the same period of 2020. Adjusted net loss for the second quarter of 2021 excludes a $0.7 million gain on embedded derivatives and $0.2 million of integration costs associated with the Fiagon acquisition, offset by $0.7 million of intangible asset amortization expense, while adjusted net loss for the same period of 2020 excludes a $1.8 million loss on embedded derivatives and $0.2 million of restructuring costs.
The balance of cash, cash equivalents, restricted cash, and short-term investments as of June 30, 2021 was $76.2 million, compared to $105.5 million at the start of the year.

Non-GAAP Measures vs. GAAP Financial Measures
This release contains financial measures, adjusted gross profit, adjusted gross margin, and adjusted net loss, that are not calculated in accordance with U.S. generally accepted accounting principles (“GAAP”). A reconciliation of non-GAAP to the most directly comparable GAAP financial measures, is provided in the financial schedules portion at the end of this press release. Non-GAAP financial measures differ from GAAP financial measures and may differ from non-GAAP financial measures with the same or similar captions that are used by other companies. As such, non-GAAP financial measures should not be considered a substitute for, or superior to, financial measures calculated in accordance with GAAP.
The Company uses non-GAAP financial measures to analyze its operating performance and future prospects, develop internal budgets and financial goals, and to facilitate period-to-period comparisons. The Company believes that non-GAAP financial measures are useful to investors as they reflect an additional way of viewing aspects of its operations that, when viewed with its GAAP results, provide a more complete understanding of factors and trends affecting its business.
Webcast and Conference Call Canceled
In light of today’s Medtronic acquisition announcement, Intersect ENT will no longer host a conference call today to review second quarter financial results.
About Intersect ENT
Intersect ENT is a global ear, nose and throat medical technology leader dedicated to transforming patient care. The Company’s steroid releasing implants are designed to provide mechanical spacing and deliver targeted therapy to the site of disease. In addition, Intersect ENT is continuing to expand its portfolio of products based on the Company’s unique localized steroid releasing technology and is committed to broadening patient access to less invasive and more cost-effective care. In October 2020, Intersect ENT acquired Fiagon AG Medical Technologies, a global leader in electromagnetic surgical navigation solutions with an expansive portfolio of ENT product offerings, including the VenSure™ sinus dilation balloon, which is FDA-cleared in the U.S., and the CUBE™ Navigation System that complement the Company's PROPEL® and SINUVA® sinus implants and extend its geographic reach.
For additional information on the Company or the products including risks and benefits please visit www.IntersectENT.com. For more information about PROPEL® (mometasone furoate) sinus implants and SINUVA® (mometasone furoate) sinus implant, please visit www.PROPELOPENS.com and www.SINUVA.com.
Intersect ENT®, PROPEL® and SINUVA®, are registered trademarks of Intersect ENT, Inc. in the U.S. and other countries. VenSure, CUBE, and VirtuEye have pending trademark applications.
Forward-Looking Statements
The forward-looking statements in this press release are based on Intersect ENT’s current expectations and inherently involve significant risks and uncertainties. Actual results and the timing of events could differ materially from those anticipated in such forward-looking statements due to risks and uncertainties, including: the duration and severity of the COVID-19 pandemic is unknown and could continue, and be more severe, than Intersect ENT currently expects; the unknown state of the U.S. economy following the pandemic; the level of demand for Intersect ENT’s products as the pandemic subsides; the ability of Intersect ENT to effectively and efficiently resume full commercial and manufacturing operations; the time it will take for the economy to recover from the pandemic; and others which are described in the Company’s latest form 10-K and 10-Q filed with the Securities and Exchange Commission (SEC) available at the SEC’s Internet site (www.sec.gov). Intersect ENT does not undertake any obligation to update forward-looking statements and expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein, except as required by law.
CONTACT:
Intersect ENT, Inc.
Randy Meier, 650-641-2105
ir@intersectENT.com

Intersect ENT, Inc.
Condensed Consolidated Statements of Operations
(in thousands, except percentages and per share data)
(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2021	2020	2021	2020
Revenue	$27,349	$9,780	$51,677	$29,606
Cost of sales	8,332	7,357	16,787	13,767
Gross profit	19,017	2,423	34,890	15,839
Gross margin	69.5%	24.8%	67.5%	53.5%
Operating expenses:
Selling, general and administrative	28,731	19,497	56,808	45,697
Research and development	6,360	4,018	12,730	9,164
Total operating expenses	35,091	23,515	69,538	54,861
Loss from operations	(16,074)	(21,092)	(34,648)	(39,022)
Interest expense	(1,409)	(486)	(2,784)	(486)
Other income (expense), net	442	(1,546)	(62)	(1,149)
Loss before income taxes	(17,041)	(23,124)	(37,494)	(40,657)
Provision for income tax (benefit)	(440)	—	(862)	—
Net loss	$(16,601)	$(23,124)	$(36,632)	$(40,657)
Net loss per share, basic and diluted	$(0.50)	$(0.71)	$(1.11)	$(1.25)
Weighted average common shares used to compute net loss per share, basic and diluted	33,185	32,595	33,104	32,480

Intersect ENT, Inc.
Condensed Consolidated Balance Sheets
(in thousands)

	June 30, 2021	December 31, 2020
	(unaudited)	(1)
Assets
Current assets:
Cash, cash equivalents and short-term investments	$57,770	$88,027
Accounts receivable, net	15,993	14,592
Inventories, net	15,059	12,054
Prepaid expenses and other current assets	3,546	3,494
Total current assets	92,368	118,167
Property and equipment, net	5,427	5,624
Operating lease right-of-use assets	16,317	17,151
Intangible assets, net	19,618	21,193
Goodwill	47,035	46,639
Restricted cash	18,346	17,500
Other non-current assets	1,749	1,107
Total assets	$200,860	$227,381
Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$7,629	$6,042
Accrued compensation	11,970	13,559
Deferred acquisition related consideration, current	20,845	21,071
Other current liabilities	4,951	3,575
Total current liabilities	45,395	44,247
Operating lease liabilities	15,375	17,736
Convertible notes, net	63,783	63,650
Deferred acquisition related consideration, non-current	33,103	33,167
Deferred tax liability and other non-current liabilities	1,573	1,569
Total liabilities	159,229	160,369
Total stockholders’ equity	41,631	67,012
Total liabilities and stockholders’ equity	$200,860	$227,381
(1)Amounts have been derived from the December 31, 2020 audited consolidated financial statements included in the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission.

Intersect ENT, Inc.
Reconciliation of Condensed Consolidated GAAP Financial Measures to Non-GAAP Financial Measures
(in thousands, except per share data)
(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2021	2020	2021	2020
Non-GAAP Gross Profit
Gross Profit, as reported (GAAP)	$19,017	$2,423	$34,890	$15,839
Amortization of intangible assets	478	—	955	—
Adjusted Gross Profit (non-GAAP)	$19,495	$2,423	$35,845	$15,839

Non-GAAP Gross Margin
Gross Margin, as reported (GAAP)	69.5%	24.8%	67.5%	53.5%
Amortization of intangible assets	1.8	—	1.9	—
Adjusted Gross Margin (non-GAAP)	71.3%	24.8%	69.4%	53.5%

Non-GAAP Net Loss
Net Loss, as reported (GAAP)	$(16,601)	$(23,124)	$(36,632)	$(40,657)
Loss (gain) on embedded derivatives	(659)	1,796	(313)	1,796
Amortization of intangible assets	694	—	1,576	—
Integration costs	185	—	2,081	—
Restructuring costs	—	242	—	242
Adjusted Net Loss (non-GAAP)	$(16,381)	$(21,086)	$(33,288)	$(38,619)
Basic and Diluted Net Loss per Share:
Net Loss per share, as reported (GAAP)	$(0.50)	$(0.71)	$(1.11)	$(1.25)
Adjusted Net Loss per share (non-GAAP)	$(0.49)	$(0.65)	$(1.01)	$(1.19)

Shares used to compute GAAP and Non-GAAP Basic and Diluted Net Loss per Share	33,185	32,595	33,104	32,480